                            IVIVI TECHNOLOGIES, INC.
                               224 PEGASUS AVENUE
                               NORTHVALE, NJ 07647


                                                                January 20, 2010


Securities and Exchange Commission
100 F Street, N.W.
Washington, D.C. 20549

     RE:   IVIVI TECHNOLOGIES, INC. (THE "COMPANY")
           REVISED PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A
           FILED JANUARY 12, 2010
           FILE NO. 001-33088


Ladies and Gentlemen:

         In connection with the above-captioned Proxy Statement on Schedule 14A, the Company hereby acknowledges that:

         o the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

         o staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

         o the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.



                                            Very truly yours,

                                            IVIVI TECHNOLOGIES, INC.


                                            By: /s/ Steven M. Gluckstern
                                                --------------------------------
                                                Steven M. Gluckstern
                                                Chairman of the Board, President
                                                Chief Executive Officer and
                                                Chief Financial Officer